UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2018

Commission File Number	Exact Name of Registrant as Specified in its Charter, Address of Principal Executive Offices and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.

1-9516	ICAHN ENTERPRISES L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398766

333-118021-01	ICAHN ENTERPRISES HOLDINGS L.P. 767 Fifth Avenue, Suite 4700 New York, New York 10153 (212) 702-4300	Delaware	13-3398767

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 22, 2018, American Railcar Industries, Inc., a North Dakota corporation and indirect majority owned subsidiary of Icahn Enterprises L.P. (“ARI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with STL Parent Corp., a Delaware corporation (“Parent”), pursuant to which a to be formed North Dakota corporation that will be a wholly owned subsidiary of Parent (“Merger Sub”), will be merged with and into ARI, with ARI continuing as the surviving corporation in the merger (the “Merger”). Following the consummation of the Merger, ARI will be a wholly owned subsidiary of Parent.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of ARI issued and outstanding immediately prior to the Effective Time (each, a “Share”), will be cancelled and each such Share (other than (i) Shares owned by Parent, Merger Sub or any of their respective subsidiaries or affiliates (other than ARI), (ii) Shares owned by ARI or ARI’s subsidiaries, or (iii) Shares owned by holders who have properly exercised appraisal rights under North Dakota law) will be converted into the right to receive $70.00 per Share in cash, without interest (the “Merger Consideration”). The Merger Consideration may be increased in the event that interest is determined to be payable as a result of Parent’s failure to timely deposit funds into escrow.

The closing of the transactions contemplated by the Merger Agreement are subject to customary conditions, including, among other things, (i) receiving the required approval of ARI’s stockholders, which approval was effected through the written consent (the “Written Consent”) of IEH ARI Holdings LLC (“IEH ARI Holdings”) that was delivered in connection with the Voting Agreement (as defined below), and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. A copy of the Merger Agreement is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

Voting Agreement

In connection with the execution of the Merger Agreement, Parent, IEH ARI Holdings and certain of IEH ARI Holdings’ affiliates (collectively, the “Stockholder Parties”) entered into a voting agreement (the “Voting Agreement”). Subject to the terms and conditions set forth in the Voting Agreement, IEH ARI Holdings agreed, among other things, to vote the Shares over which it has voting power in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby, including, but not limited to, by IEH ARI Holdings delivering the Written Consent to Parent on the date hereof; provided that the Written Consent does not become effective and shall be deemed null and void if, at any time prior to the Written Consent Effective Time, which is November 26, 2018, the Merger Agreement has been terminated in accordance with its terms.

The Voting Agreement also contains certain restrictions on the transfer of Shares by the Stockholder Parties and includes a waiver of appraisal rights by the Stockholder Parties. The Voting Agreement will terminate upon the earliest to occur of: (i) the mutual written consent of the parties to the Voting Agreement, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, or (iv) the time of any modification, waiver or amendment of the Merger Agreement that reduces or changes the form of the Merger Consideration payable pursuant to the Merger Agreement as in effect on the date on which the Voting Agreement was entered into or which is otherwise adverse to the Stockholder Parties in any material respect, in each case, without the prior written consent of the Stockholder Parties. In the event that the Merger Agreement is terminated due to a Change of Board Recommendation (as defined in the Merger Agreement) in connection with a Superior Proposal (as defined in the Merger Agreement), the Voting Agreement will automatically terminate.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is filed as Exhibit B to Exhibit 2.1 hereto and is incorporated by reference herein.

Item 8.01	Other Events.

On October 22, 2018, Icahn Enterprises L.P. issued a press release announcing the execution of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of October 22, 2018, by and between STL Parent Corp. and American Railcar Industries, Inc.*
99.1	Press release issued by Icahn Enterprises L.P. on October 22, 2018.
*          Exhibits and schedules were omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: October 22, 2018		By:	/s/ Peter Reck
Peter Reck
Chief Accounting Officer

ICAHN ENTERPRISES HOLDINGS L.P. (registrant)

	By:	Icahn Enterprises G.P. Inc. its general partner

Date: October 22, 2018		By:	/s/ Peter Reck
Peter Reck Chief Accounting Officer